Exhibit 99.1

February 19, 2010                                                                                                                                                                                                        FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL BOARD
MAINTAINS QUARTERLY DIVIDEND,
APPOINTS PAUL REILLY CEO

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.11 per share, payable April 15, 2010, to shareholders of record on April 1, 2010. This is the 25th consecutive year in which Raymond James has paid its shareholders a dividend.
As first announced in March 2009 and in accordance with the plan, the board confirmed that Paul Reilly will succeed Tom James as chief executive officer, effective May 1.
“Since joining us as president last May, Paul has more than fulfilled all my expectations and is ready to take over as CEO on schedule,” stated Chairman and CEO Thomas A. James. “I look forward to his assumption of the leadership role. As I will continue to work for the company without direct line responsibilities, I’m enthusiastic about helping him make Raymond James Financial an even better company.”
About Raymond James Financial
             Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $232 billion, of which $30 billion are managed by the firm’s asset management subsidiaries.

For additional information, please contact Anthea Penrose at 727-567-2824.
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